Exhibit 10.1

SECOND AMENDMENT TO THE AMENDED AND RESTATED

AEMETIS KEYES GRAIN PROCUREMENT AND

WORKING CAPITAL AGREEMENT

THIS SECOND AMENDMENT TO THE AMENDED AND RESTATED AEMETIS KEYES GRAIN PROCUREMENT AND WORKING CAPITAL AGREEMENT (this “Amendment”) is executed on this 25th day of May, 2023 (the “Effective Date”) by and between J.D. Heiskell Holdings, LLC, a California limited liability company d.b.a. J.D. Heiskell & Co. (“Heiskell”), and Aemetis Advanced Fuels Keyes, Inc. (formerly known as AE Advanced Fuels Keyes, Inc.), a Delaware corporation (“Aemetis Keyes”). Heiskell and Aemetis Keyes are collectively referred to as the “Parties”.

RECITALS

A.

The Parties entered into a certain Amended and Restated Aemetis Keyes Grain Procurement and Working Capital Agreement on or about May 2, 2013 (the “Agreement”) which was amended by the First Amendment to the Amended and Restated Aemetis Keyes Grain Procurement and Working Capital Agreement dated as of May 13, 2020 (so amended, the “Original Procurement Agreement” or the “Agreement”), outlining certain terms and conditions of a business transaction in which Heiskell sells and Aemetis Keyes buys certain Grain (as defined in the Agreement) for the production of ethanol at their property in Keyes, California.

B.

The Parties wish to amend certain terms of the Agreement to cover, among other things, new terms related to the Re-Start, Temporary Credit Limit, the Procurement Agreement to include Ethanol, and the other commercial terms of the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Definitions and Interpretations. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

2.	Amendment to the Fourth Recital. As of the Effective Date, the fourth recital is hereby amended by deleting the fourth recital in its entirety and replacing it with the following:

a.

WHEREAS the parties now desire to amend and restate the Original Procurement Agreement to cover, among others, the purchase of Grain, the terms and conditions of such purchases, and the Re-Opening Terms; and

3.	Amendment to the Sixth Recital. As of the Effective Date, the sixth recital is hereby amended by deleting the sixth recital in its entirety and replacing it with the following:

a.

WHEREAS, the parties have entered into the following agreements to set forth agreedupon terms and conditions: (a) this Agreement, including any Sales Contract (as defined below) entered into pursuant to this Agreement; (b) a Security Agreement (the “Security Agreement”) pursuant to which, among other things, Aemetis Keyes will grant a lien on its Grain and other specified collateral in favor of Heiskell; (c) the Heiskell Purchasing Agreement (the “Heiskell Purchasing Agreement”) pursuant to which Heiskell will agree to buy Ethanol, WDGS, CDS/Syrup, and Corn Oil (as defined in Section 3.01 below) produced by Aemetis Keyes; (d) the Keyes Ethanol and Corn Tank Lease (the “Lease”) pursuant to which Aemetis Keyes will lease certain grain and ethanol product storage tanks to Heiskell; (e) the Keyes Corn Handling Agreement (the “Handling Agreement”) with Gilbert concerning the unloading and storage of Grain at the Gilbert facility specified therein (the “Gilbert Facility”); and (f) the Lender Consent and Agreement, as amended as of the date hereof in a form acceptable to Heiskell (the “Lender Consent”), among Heiskell, Aemetis Keyes and the Aemetis Keyes Lenders under the respective Aemetis Keyes credit facilities (the “Lenders”) (the documents listed in clauses (a) through (f) above, as amended, restated and/or extended from time to time, the “Related Agreements”); and

4.	Amendment to the Seventh Recital. As of the Effective Date, the seventh recital is hereby amended by deleting the seventh recital in its entirety and replacing it with the following:

a.

WHEREAS, pursuant to the Lender Consent, the Lenders will acknowledge Heiskell’s ownership and rights in and to the Grain prior to its delivery and prior to its transfer of title to Aemetis Keyes, and the inventory in the Aemetis Keyes’s Denatured Ethanol Storage Tank and Grain Day Tank (as each is defined in the Lease) and will subordinate, in favor of Heiskell, their respective security interests in the Collateral (as defined in the Security Agreement and which include, without limitation, Aemetis Keyes’ ground corn and otherwise processed Grain and work in progress) to give Heiskell a first priority security interest in such Collateral (the “First Priority Security Interest”).

5.	Addition of Eighth and Ninth Recitals: As of the Effective Date, the eighth and ninth Recitals are hereby added:

a.

WHEREAS, Aemetis Keyes has suspended operations of the Ethanol Plant and wishes to re-open and to have this Agreement govern the terms of the Heiskell inventory currently being held at the Ethanol Plant at the date hereof, repayment of amounts due and owing to Heiskell at such time, and new purchases of Grain upon the re-opening (the “Re-start”) of the Ethanol Plant (collectively, the “Re-Start Terms”); and

b.	WHEREAS, Aemetis Keyes has requested that Heiskell amend the Original Procurement Agreement;

Amendment to Section 1.04 (c). Effective at the end of business day on the Effective Date, Section 1.04 (c) is hereby amended by adding the following sentence to the end of Section1.04(c): “The first True-Up after the Re-Start will be conducted by the parties within three weeks after the Re-Start.”

6.

Amendment to Section 1.06. Settlement Weights. Effective at the end of the business day on the Effective Date, Section 1.06 is hereby amended by deleting Section 1.06 in its entirety and replacing it with the following:

a.

Settlement Weights. The inline scale in the Ethanol Plant (located after the Grain Day Tank) will be used to determine the weights for the Grain purchased daily by Aemetis Keyes and, pursuant to Section 1.04(d), will be used in conjunction with the origin rail weights to establish the final governing weight for the True Up to calculate Shrink.

7.

Amendment to Section 1.12. Title and Risk of Loss. Effective at the end of the business day on the Effective Date, Section 1.12 is hereby amended by revising the first sentence of Section 1.12: “Title to and risk of loss of Grain shall remain with Heiskell until such Grain is purchased by Aemetis Keyes and delivered out of the Gilbert Facility and the Grain Day Bin (as each such term is defined in the Lease) into the Ethanol Plant through the inline scale.”

8.	Renaming of Article III. As of the Effective Date, Article III is hereby renamed to “Cash Deposit, Re-Start Terms, Payment Terms, Credit Limits”.

9.	Amendment of Section 3.01. Effective at the end of the business day on the Effective Date, Section 3.01 is hereby amended by deleting Section 3.01 in its entirety and replacing it with the following:

a.

3.01(a). Re-Start Terms. In consideration of Heiskell’s entering into this Agreement and providing Grain in accordance with the amended and restated provisions of this Agreement, Aemetis Keyes agrees to the following Re-Start Terms:

Aemetis Keyes shall pay to Heiskell, in addition to all other payments owed to Heiskell, the sum of the equivalent of four days of Grain (the “Re-Start Working Capital Repayment”) over one hundred twenty days (120) days or September 30th, 2023, whichever is sooner, commencing five (5) days after the Re-start (the “Re-Start Working Capital Repayment Accumulation Period”), such amount to be payable in daily equal installments (the “Daily Installments”) commencing five (5) days after the Re-start. The amounts due Heiskell under this subsection shall be set-off by Heiskell from amounts otherwise due to Aemetis Keyes in connection with Heiskell’s sale of the Ethanol, WDGS, Corn Oil, and CDS/Syrup (together the “Ethanol Products”). For purposes of this Agreement: (i) “Ethanol” and “WDGS” shall have their respective meanings as set forth in the Heiskell Purchasing Agreement; (ii) “CDS/Syrup” means concentrated distillers solubles, a low fiber, high protein product derived from the ethanol production process, also known as “Syrup”, and (iii) “Corn Oil” means corn oil, a high fat liquid product derived from the ethanol production process. In the event that set-off amounts are not sufficient to pay a Daily Installment, Heiskell shall retain all payments due Aemetis Keyes in connection with Heiskell’s sale of the Ethanol Products until such time as the Daily Installments then due to Heiskell under this subsection (a) are current and paid in full. To the extent that any portion of the Re-Start Working Capital Repayment remains unpaid as of the expiration of the Re-Start Working Capital Repayment Accumulation Period (the “Final Maturity Date”), such outstanding balance shall bear interest at the rate of 18% APR, calculated daily, on any outstanding balance not repaid at the end of the Re-Start Working Capital Repayment Period at the Final Maturity Date. Interest will be calculated based on actual days elapsed since the Final Maturity Date and a year of 365/366 days, as applicable. In the Event of Default described herein or in the Related Agreements, Heiskell shall be permitted to apply the Re-Start Working Capital Repayment to any outstanding payments owed by Aemetis Keyes to Heiskell.

Section 3.01(b). Cash Deposit. Commencing on the day immediately following the Re-Start Working Capital Repayment Accumulation Period, and continuing for 75 days, Aemetis Keyes shall pay, in addition to all other payments owed to Heiskell, Twenty Thousand Dollars ($20,000.00) each day to build up a cash deposit of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Cash Deposit”). The intent of the Cash Deposit is to cover Grain purchased from Heiskell by Aemetis Keyes over the weekend or three day holidays, but shall not be applied to any balance owed to Heiskell by Aemetis Keyes, unless an Event of Default occurs under this Agreement or any of the Related Agreements, or if any of the Related Agreements are terminated. The Cash Deposit will be reviewed by the Parties monthly, and may be increased or decreased upon mutual consent by the Parties. The Cash Deposit may be applied to any funds owed by Aemetis Keyes to Heiskell if any Event of Default as described in this Agreement or the Related Agreements occurs. Upon an agreed upon increase of the Cash Deposit, Aemetis Keyes shall deliver to Heiskell additional payment to match the requested Cash Deposit amount within one (1) business day. If the Cash Deposit requirement is mutually reduced by the Parties, Heiskell will apply the excess funds to the next settlement date. In an Event of Default described herein or in the Related Agreements, Heiskell shall be permitted to apply the Cash Deposit to any outstanding payments owed by Aemetis Keyes to Heiskell. Additionally, Heiskell shall request, and Aemetis shall deliver to Heiskell within one (1) business day, additional funds in anticipation of holiday weekends. Such increases due to a holiday weekend will be reasonably calculated by Heiskell, and any payments made in anticipation of a holiday weekend will be applied to the net settlement on the next business day following such holiday weekend.

Section 3.01(c). Existing Deposit. Prior to the Effective Date, Aemetis Keyes has paid to Heiskell the amount of One Hundred Three Thousand Five Hundred Fifty One Dollars and Eighty Five cents ($103,551.85). This amount shall be acknowledged as an initial payment toward amounts due from Aemetis Keyes and shall be applied to the first five (5) days of Cash Deposit due under Section 3.01(b) herein.

Section 3.01(d). Shares. On the Effective Date, Aemetis Keyes is delivering to Heiskell warrants for one hundred thousand (100,000) shares of the common stock of Aemetis, Inc. redeemable at the stock price of $2.50 per share for up to ten years after the Effective Date. Such warrants shall be in the form attached hereto as Exhibit A.

10.	Amendment of Section 3.02. Effective at the end of the business day on the Effective Date, Section 3.02 is hereby amended by deleting Section 3.02 in its entirety and replacing it with the following:

a.

Section 3.02(a). Payment for Grain. Aemetis Keyes agrees that the Purchase Price and Service Fee will be due the day of delivery. Notwithstanding this general rule, in consideration of Aemetis Keyes’ entering into the Security Agreement and performing its obligations under this Agreement, Heiskell agrees that so long as its security interest in Collateral (as defined in the Security Agreement, which includes, but is not limited to, all products derived from the processing of Corn at the Plant) remains a valid First Priority Security Interest, subject to the terms of this Section 3.02, Heiskell shall permit payment of the Purchase Price and Service Fee to be payable and settled on the next business day following the applicable delivery by 4:30 p.m. local central time. All sums owed by Aemetis Keyes to Heiskell shall be subject to a Credit Limit, unless otherwise provided for in this Agreement. The credit limit described in the preceding sentence (the “Credit Limit”) shall be in an amount equal to (a) all delivered Grain since the immediately preceding business day, plus (b) the applicable Handling Fee.

b.

Section 3.02(b). Temporary Credit Limit.  Aemetis Keyes agrees that the Purchase Price and Service Fee will be due the day of delivery. Notwithstanding this general rule, in consideration of Aemetis Keyes’s entering into the Security Agreement and performing its obligations under this Agreement, Heiskell agrees that so long as its security interest in the Collateral (as defined in the Security Agreement, which includes, but is not limited to, all products derived from the process of Corn at the Plant) remains a valid First Priority Security Interest, subject to the terms of this Section 3.02, Heiskell shall permit payment of the Purchase Price and Service Fee to be payable and settled on the fifth day following the applicable delivery. The credit limit described in the preceding sentence (the “Temporary Credit Limit”) shall be in an amount equal to (a) five days’ worth of delivered Grain, plus (b) the applicable Handling Fee, minus (c) Ethanol, WDGS, Syrup, CDS/Syrup, and Corn Oil (as defined in the Heiskell Purchasing Agreement) to be purchased by Heiskell since the immediately preceding business day, minus (d) during the Re-Start Working Capital Repayment Accumulation Period, the portion of the Daily Installments which have been accrued and are owing, whether or not those amounts have been funded. This Temporary Credit Limit expires upon the end of the Re-Start Working Capital Repayment Accumulation Period.

c.

Section 3.02(c) Cessation of Credit Limit and Temporary Credit Limit: The Temporary Credit Limit and Credit Limit shall cease immediately if (1) the liens in favor of Heiskell under the Security Agreement shall at any time cease to constitute a First Priority Security Interest in the Collateral described therein, (2) the enforceability of the Security Agreement or the Lender Consent shall be repudiated in writing by Aemetis Keyes or the Lenders, (3) if at any time, the Cash Deposit or request for additional funds in anticipation of a holiday weekend fails to meet the levels mutually agreed upon by the Parties, (4) if at any time, Heiskell elects to utilize the provision of 4.01(a), or (5) any other Event of Default (as defined below), or any event or condition which with the lapse of time, the giving of notice, or both, could constitute an Event of Default, shall occur hereunder, whereupon the Credit Limit shall, at Heiskell’s sole discretion and without notice, become $0.00, and Heiskell shall have no obligation to deliver Grain to the Ethanol Plant.

11.	Amendment of Section 3.03. Effective at the end of the business day on the Effective Date, Section 3.03 is hereby amended by deleting Section 3.03 in its entirety and replacing it with the following:

a.

Section 3.03. Credit Exposure Exceeding Limit. Notwithstanding anything contained in this Agreement, Heiskell may but is not required to assume any credit exposure by entering into additional or new Sale Contracts that would result in credit exposure or counterparty risk to Aemetis Keyes that is greater than the Credit Limit or, when applicable, the Temporary Credit Limit. The amount of any letter of credit which is reasonably acceptable to Heiskell, and which is provided to Heiskell for credit support, will commensurately increase the Aemetis Keyes Credit Limit. The Credit Limit or, when applicable, the Temporary Credit Limit may be reviewed at any time and reduced by Heiskell if reasonably required by Heiskell’s lenders or if failure to do so would cause a violation of Heiskell’s debt covenants, provided that Heiskell shall promptly give Aemetis Keyes and the Lenders prior written notice of any required reduction of the Credit Limit or, when applicable, the Temporary Credit Limit (the “Reduction Notice”). Upon receipt of the Reduction Notice, Aemetis Keyes shall have the right to immediately terminate this Agreement upon written notice to Heiskell and payment of all amounts due hereunder. If credit exposure exceeds the Credit Limit or, when applicable, the Temporary Credit Limit, such fact will not operate as or be deemed to be either an increase in the Credit Limit (or, when applicable, the New Credit Limit) or a waiver of Heiskell’s rights hereunder.

12.	Amendment of Section 3.04. Effective at the end of the business day on the Effective Date, Section 3.04 is hereby amended by deleting Section 3.04 in its entirety and replacing it with the following:

a.

Section 3.04. Financial Statements. Aemetis Keyes agrees to provide its annual audited financial statements to Heiskell within 15 days after the same are completed and distributed to Aemetis Keyes's lenders. On a weekly basis, Aemetis Keyes will provide to Heiskell's chief executive officer or his designee on the first business day of such week a statement from the Aemetis Keyes chief financial officer (or from a designee reasonably acceptable to Heiskell) certifying that Aemetis Keyes has paid,is current, and will be able to complete the work-in-progress at the Facility with the following vendors for that week at issue: Pacific Gas and Energy, Turlock Irrigation District, other vendors that provide support to the operation of the Facility, and Aemetis Keyes' current natural gas supplier(s), or, in the case any such vendor is replaced by a different vendor or vendors, such successor vendor(s). Such statement may be supplied to Heiskell by means of an email addressed to Heiskell at the email address or addresses supplied by Heiskell from time to time. In addition, Aemetis Keyes may provide such other or more frequent financial information as it may desire in support of application for an increase in the Credit Limit or different payment terms.

13.

Amendment to Section 4.01 (a) and (b). Effective at the end of the business day on the Effective Date, Section 4.01 is hereby amended by deleting Section 4.01(a) and (b) in its entirety and replacing it with the following:

a.

4.01(a) Termination for Convenience. Aemetis Keyes has the right to terminate this Agreement for convenience at any time by providing 90 days written notice to Heiskell by registered mail. Heiskell has the right to terminate this Agreement for convenience if Aemetis Keyes suspends or terminates its production at the Facility for more than one business day, excluding maintenance or upgrade that lasts less than three consecutive business days. In the event Heiskell provides notice of its termination for convenience, Heiskell has the right to immediately retrieve any products, including Grain, at the Facility to which Heiskell has the title.

b.

4.01(b). Termination by Heiskell at the End of the Initial Term. Heiskell may terminate this Agreement at the end of the Initial Term and thereafter by giving written notice by registered mail or email to Aemetis Keyes of such termination as follows:

(i)         Notice of termination to be effective at the conclusion of the Initial Term shall be given 90 days prior to the expiration of the Initial Term.

(ii)         Notice of termination to be effective at the conclusion of a Renewal Term shall be given 90 days prior to the expiration of a Renewal Term.

14.	Addition of Section 4.01 (c)(iii). Effective at the end of the business day on the Effective Date, Section 4.01 is hereby amended by adding Section 4.01(c)(iii):

Heiskell may terminate this Agreement immediately upon written notice by registered mail or email if the Re-Start has not occurred by June 1, 2023 (unless otherwise mutually agreed to and extended in writing by the parties).

15.	Amendment of Section 5.02. Effective at the end of the business day on the Effective Date, Section 5.02 is hereby deleted in its entirety and replaced with the following.

a.

Section 5.02(a). Payment and Determination of WDGS and CDS/Syrup. The amount of WDGS and CDS/Syrup transferred and invoiced to Heiskell shall be based on the reading from the Truck Scale installed on the Ethanol Property. Title to the WDGS and CDS/Syrup shall pass to Heiskell at the point of the Truck being completely loaded. Aemetis Keyes shall maintain a properly certified Truck Scale to accurately weigh outgoing WDGS and CDS/Syrup from the Ethanol Plant. The scale shall be tested and calibrated quarterly by Aemetis Keyes at Aemetis Keyes's cost and may be tested more frequently if requested by Heiskell, at Heiskell's cost. If the scale is turned off or nonoperational for any reason, then the daily WDGS and CDS/Syrup delivery shall be calculated at the minimum daily shipment rate that was recorded during the previous 72 hour period unless both parties mutually agree to a different method of calculation

b.

Section 5.02(b). Payment and Determination of Ethanol. The amount of Ethanol transferred from Aemetis Keyes to Heiskell shall be based on the reading from the inline meter installed before the Denatured Finished Ethanol tank on the Ethanol Property (the “Ethanol Meter”). Title to the Ethanol shall pass to Heiskell at the point of the inline meter. Aemetis Keyes shall maintain a properly certified meter to accurately account for outgoing Ethanol from the Ethanol Plant. The meter shall be tested and calibrated quarterly by Aemetis Keyes at Aemetis Keyes’s cost and may be tested more frequently if requested by Heiskell, at Heiskell’s cost. In the event that the in-line Ethanol Meter is turned off or nonoperational for any reason, then the hourly Ethanol delivery shall be calculated from tank outage charts and level changes. If the loadout meters are nonoperational for any reason, the Ethanol volume loaded onto a truck shall be calculated with net truck weights from the truck scale based on the measured density of the Ethanol, as mutually agreed by Aemetis Keyes and Heiskell at such time.

16.

Amendment to Section 5.03. Net Settlement Procedures. Effective at the end of the business day on the Effective Date, Section 5.03 is hereby amended by deleting Section 5.03 in its entirety and replacing it with the following:

a.

Net Settlement Procedures. Heiskell and Aemetis Keyes each will have obligations to the other resulting from (a) the sale of Grain by Heiskell to Aemetis Keyes and the handling services of Heiskell and other obligations of Aemetis Keyes under this Agreement, and (b) payment obligations under the Purchasing Agreement, including without limitation obligations related to the purchase of Ethanol Products, handling and marketing services, performance guarantees from customers and the provision of consulting services. For purposes of this Section 5.04, in order to assure payment by Aemetis Keyes of its obligations under this Agreement and possible shrink of Ethanol, Aemetis Keyes has agreed to the establishment of a reserve equal to the then current price of fifteen thousand (15,000) gallons of Ethanol (the “Reserve Amount”), excluding any amount in the heel of the tank. Amounts payable in connection with the first 15,000 gallons of Ethanol produced after the Re-Start will be applied to fund this Reserve Amount. As set forth more specifically in Section 3.02, (i) the Reserve Amount and, (ii) (A) during the Accumulation Period, the portion of the Daily Installments which has accrued and is owing (regardless of whether such Daily Installments have been funded), and (B) following the Re-Start Working Capital Repayment Accumulation Period, the full Re-Start Working Capital Repayment will be deemed to be obligations owing from Aemetis Keyes in determining the daily settlement amount. The parties agree that, subject to the Credit Limit set forth in Section 3.01, all such amounts shall be subject to daily net settlement procedures whereby all amounts owing under such contracts from one party to the other will be calculated and the party with a negative balance based on such settlement calculation will pay the net settlement amount due to the other party in immediately available funds on the next business day, provided such net settlement amount is greater than $10,000. Amounts less than $10,000 will be retained as a payable for calculating the net settlement amount on the next business day. Heiskell shall be responsible for calculating the net settlement amount for each business day and forwarding a copy of the net settlement statement to Aemetis Keyes electronically at the Aemetis Keyes notice address shown in this Agreement. If Aemetis Keyes does not object to the net settlement statement within one business day, such net settlement statement will be deemed conclusive between the parties absent manifest error.

b.

Following the Re-start Accumulation Period, Aemetis Keyes further agrees to notify Heiskell of any pre-planned plant shutdown or significant reduction of production prior to the shutdown or reduction. For all other shutdowns or reductions of production, Aemetis Keyes agrees to notify Heiskell within 24 hours of such shutdown or reduction of production. The parties agree that, subject to the Credit Limit set forth in Section 3.02, all such amounts shall be subject to daily net settlement procedures whereby all amounts owing under such contracts from one party to the other will be calculated and the party with a negative balance based on such settlement calculation will pay the net settlement amount due to the other party in immediately available funds on the next business day, provided such net settlement amount is greater than $10,000. Amounts less than $10,000 will be retained as a payable for calculating the net settlement amount on the next business day. Heiskell shall be responsible for calculating the net settlement amount for each business day and forwarding a copy of the net settlement statement to Aemetis Keyes electronically at the Aemetis Keyes notice address shown in this Agreement. If Aemetis Keyes does not object to the net settlement statement within one business day, such net settlement statement will be deemed conclusive between the parties absent manifest error.

17.

Amendment to Section 6.01(a). Insurance. Effective at the end of the business day on the Effective Date, Section 6.01(a) is hereby amended by deleting Section 6.01(a) in its entirety and replacing it with the following:

(a)

Aemetis Keyes will procure and maintain for the benefit of themselves and the other party property and casualty insurance of the Ethanol Plant and the Tanks (as defined in the Keyes Ethanol and Corn Tank Lease Agreement). Heiskell will procure and maintain for the benefit of Heiskell, insurance covering the Grain at the Ethanol Plant. Aemetis Keyes shall maintain for the benefit of themselves and other party, insurance covering all other inventory, including ethanol, WDGS, CDS/Syrup, and Corn Oil at the Ethanol Plant.

18.

Addition of Exhibit A and Exhibit B. Effective at the end of the business day on the Effective Date, Exhibit A - Form of Stock Warrant; Form of Subscription; and Form of Transferor Endorsement will be added.

19.	General Representations and Warranties of Parties. Each party hereby represents and warrants the following as of the date hereof:

a.	Organization and Existence. It has been duly organized, is validly existing and is in good standing under the laws of its state of formation.

b.

Power of Authority. It has the power and authority to execute, deliver and perform its obligations under this Amendment and has taken all action necessary to authorize it to execute and deliver this Amendment and perform its obligations hereunder.

c.

Binding Effect. This Amendment, when executed and delivered, will constitute the valid and binding obligations of such party, enforceable against such party in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general equitable principles regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

20.	Miscellaneous Provisions

a.

Affirmation of Agreement. On and after the Effective Date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended hereby. Except as specifically amended hereby, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

b.	Headings. The headings of the sections of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

c.

Governing Law. This Amendment is and shall be governed by, and shall be construed and interpreted in accordance with LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF.

d.

Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. To evidence its execution of an original counterpart of this Amendment, a party may deliver via facsimile or pdf transmission a copy of its original executed counterpart signature page to the other party, and such transmission shall constitute delivery of an original, executed copy of this Amendment to the receiving party for purposes of determining execution and effectiveness of this Amendment. Notwithstanding the foregoing, any party delivering such counterpart signature by facsimile or pdf transmission agrees to provide an original executed signature page to the receiving party by express delivery promptly upon request thereof.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of the Effective Date.

J.D. HEISKELL HOLDINGS, LLC

By: ______/s/ Aaron J. Reid________________________

Name: ___Aaron J. Reid___________________________

Title: _President and Chief Operating Officer __________

AEMETIS ADVANCED FUEL KEYES, INC.

By: __s/s Eric McAfee_________________

Name: ___Eric McAfee________________

Title: ____Chief Executive Officer_______